Exhibit 99.1

Gaucho Group Holdings, INc. Announces the Postponement of its Special Stockholder MEeting

MIAMI, FL / December 19, 2023 / Gaucho Group Holdings, Inc. (NASDAQ:VINO) has announced that its Special Meeting of Stockholders, scheduled to be held at 12:00 p.m. Eastern Time on Thursday, December 28, 2023 (the “Stockholder Meeting”) has been postponed and will now take place on Thursday, February 29, 2024. A formal notice setting forth the exact location and time of the rescheduled meeting will be distributed to the stockholders of the Company in due course.

The Board of Directors has determined it to be in the best interests of the stockholders to postpone the Stockholder Meeting to allow stockholders sufficient time to review the following new proposal to be considered at the Stockholder Meeting:

To approve for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance and exercise of shares of our common stock to be issued pursuant to that certain Securities Purchase Agreement, dated February 21, 2023 (the “Purchase Agreement”), that certain senior secured convertible promissory note dated February 21, 2023 (the “Note”), that certain common stock purchase warrant dated February 21, 2023 (the “Warrants”), and that certain Registration Rights Agreement, dated February 21, 2023 (the “Registration Rights Agreement”) by and between the Company and an institutional investor.

The record date for the postponed Stockholder Meeting will be changed. Amended proxy materials will be filed with the Securities and Exchange Commission prior to the rescheduled Stockholder Meeting. The amended proxy materials and a new proxy card will be distributed to the stockholders by the Company in advance of the rescheduled meeting date.

About Gaucho Group Holdings, Inc.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholdings.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com), and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gaucho.com), these are the luxury brands in which Argentina finds its contemporary expression.

Cautionary Note Regarding Forward-Looking Statements

The information discussed in this press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, changes to exchange rates and their impact on the Company, planned capital expenditures, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and are not (and should not be considered to be) guarantees of future performance. Refer to our risk factors set forth in our reports filed on Edgar. The Company disclaims any obligation to update any forward-looking statement made here.

Media Relations:

Gaucho Group Holdings, Inc.
Rick Stear
Director of Marketing
212.739.7669
rstear@gauchoholdings.com